Exhibit 99.1

                                                Charles H. Crockett
                                                207-885-2349

                                                FOR IMMEDIATE RELEASE
                                                FRIDAY, JANUARY 16, 1998


    HANNAFORD TO RECORD AN ACCOUNTING CHARGE AND CLOSE SEVEN
    NON-CORE STORES TO BETTER FOCUS OPERATIONS; CONFIRMS INTENTIONS TO INVEST $50 MILLION IN KEY SOUTHEASTERN MARKETS IN 1998

 Scarborough, Maine - Hannaford Bros. Co. (NYSE-HRD), a multi-regional food retailer, today announced that it will record a pre-tax, non-cash accounting charge of approximately $40 million to its fourth quarter earnings. Most of this charge relates to a write-down in the value of assets, including goodwill, in certain southeastern stores. The write-down is prompted by SFAS No. 121 (Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of), which requires goodwill to be allocated on a store-by-store basis. SFAS No. 121 did not exist when the Company entered the Southeast.

 The remainder of the charge relates to the costs of closing seven southeastern non-core stores where the Company foresees limited opportunity for profitable growth. This asset-valuation charge will affect the fourth quarter and full year 1997 results, and will allow Hannaford to focus on key southeastern markets going forward.

 Hannaford also reiterated its plan to invest approximately $50 million in new and remodeled stores in its key southeastern markets in 1998.
 Hannaford expects its 1997 operating results, prior to the accounting charge, to be in line with expectations. These results will be released on January 22, 1998.